Exhibit 24(b)

                      CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in the registration statement of Crestar Financial Corporation on Form S-4 of our report which includes an explanatory paragraph on changes in accounting for certain investments in debt and equity secutities and accounting for income taxes, dated August 11, 1994, on our audits of the consolidated financial statements of TideMark Bancorp, Inc. as of June 30, 1994 and 1993, and for the years ended June 30, 1994 and 1993 which report is included in this Annual Report on 10-K. We also consent to the reference to our firm under the caption "Experts".





                                           Coopers & Lybrand L.L.P.


Newport News, Virginia
November 28, 1994